Exhibit 99.1

                                  NEWS RELEASE


CONTACT:  Gary S. Maier
          Maier & Company, Inc.
          (310) 442-9852


                      CYTOMEDIX NAMES CORPORATE CONTROLLER


         ROCKVILLE, Maryland - June 16, 2005 - Cytomedix (AMEX: GTF) today announced the appointment of Andrew Maslan to the new position of corporate controller, effective, July 1, 2005.

         Maslan, 35, most recently served as controller for BioReliance Corporation, based in Rockville, Maryland, which was acquired by Invitrogen (Nasdaq: IVGN) in February 2004. Earlier, he held positions with two other Rockville, Maryland-based companies, serving as a principal with GlobeTraders, Inc., and senior accountant for Providence Laboratory Associates. He began his professional career serving as an auditor for KPMG Peat Marwick.

         "The establishment of a dedicated corporate controller position reflects the importance we place on maintaining proper systems and procedures. Andrew's broad range of finance and leadership experience and his entrepreneurial, results-oriented approach to his work are important qualities and we look forward to his contributions on our team," said Dr. Kshitij Mohan, chief executive officer of Cytomedix.

         Maslan earned a Bachelor of Science degree in accountancy from Miami University in Oxford, Ohio.

ABOUT THE COMPANY

         Cytomedix, Inc. is a biotechnology company specializing in processes and products derived from autologous platelet releasates for uses in the treatment of wounds and other applications. The current offering is the AutoloGel(tm) system, a technology that utilizes an autologous platelet gel composed of multiple growth factors and fibrin matrix. The company is conducting a well- controlled, blinded, prospective, multi-center clinical trial on the use of its technology in healing diabetic foot ulcers. Cytomedix is working with healthcare providers to offer an advanced therapy at the point-of-care in multiple settings. Additional information is available at: www.cytomedix.com.

         Statements contained in this press release not relating to historical facts are forward-looking statements that are intended to fall within the safe harbor rule for such statements under the Private Securities Litigation Reform Act of 1995. The information contained in the forward-looking statements is inherently uncertain, and Cytomedix's actual results may differ materially due to a number of factors, many of which are beyond Cytomedix's ability to predict
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or control, including among others, the success of new sales initiatives, governmental regulation, acceptance by the medical community and competition. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual events to differ from the forward-looking statements. More information about some of these risks and uncertainties may be found in the reports filed with the Securities and Exchange Commission by Cytomedix, Inc.

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